   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 21, 2000

                                                   REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                         RADIANCE MEDICAL SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                                         68-0328265
(STATE OR OTHER JURISDICTION OF                         (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                         IDENTIFICATION NO.)

                         13700 ALTON PARKWAY, SUITE 160
                            IRVINE, CALIFORNIA 92618
                                 (949) 457-9546
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                   MICHAEL R. HENSON, CHIEF EXECUTIVE OFFICER
                         RADIANCE MEDICAL SYSTEMS, INC.
                         13700 ALTON PARKWAY, SUITE 160
                            IRVINE, CALIFORNIA 92618
                                 (949) 457-9546
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                             ---------------------

                                   COPIES TO:
                                LAWRENCE B. COHN
                                DANIEL P. MURPHY
                      STRADLING YOCCA CARLSON & RAUTH, P.C.
                      660 NEWPORT CENTER DRIVE, SUITE 1600
                         NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 725-4000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

================================================================================================
 Title of each class of    Amount to be   Proposed maximum   Proposed maximum      Amount of
    securities to be        registered     offering price        aggregate      registration fee
       registered                           per share (1)     offering price
------------------------------------------------------------------------------------------------
Common Stock, $.001 par
  value                   142,857 shares       $5.4297           $775,671             $205
================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based upon the average of the reported high and low prices of the common stock as reported by the Nasdaq National Market on December 19, 2000.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
===============================================================================

                             UP TO 142,857 SHARES OF

                         RADIANCE MEDICAL SYSTEMS, INC.

                                  COMMON STOCK


        One of our stockholders, Cosmotec Co., Ltd. of Japan, may offer and sell up to 142,857 shares of our common stock.

        Our common stock currently is traded on the Nasdaq National Market under the symbol "RADX." December 20, 2000 the closing price of our common stock was $5.125.

        INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

                             ---------------------

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             ---------------------

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ---------------------

                The date of this prospectus is December 21, 2000.

                                TABLE OF CONTENTS

                                                                    Page
                                                                    ----
    Prospectus Summary.............................................. 3
    Risk Factors.................................................... 5
    Forward-Looking Statements...................................... 16
    Use of Proceeds................................................. 17
    Selling Stockholder............................................. 17
    Plan of Distribution............................................ 18
    Legal Matters................................................... 20
    Experts......................................................... 20
    Limitation on Liability and Disclosure of Commission Position
      on Indemnification For Securities Act Liabilities............. 20
    How to Get Additional Information About Us...................... 20

                               PROSPECTUS SUMMARY

        We are developing proprietary devices to deliver radiation to prevent the recurrence of blockages in arteries following balloon angioplasty, vascular stenting and other interventional treatments of blockages in coronary and peripheral arteries. We incorporate our proprietary RDX technology into catheter-based systems that deliver beta radiation to the site of a treated blockage in an artery in order to decrease the likelihood of restenosis. Restenosis is the recurrence of a blockage following interventional therapy. The application of beta radiation inside the artery at the site of a blockage has proven clinically effective in inhibiting cell proliferation, a cause of restenosis.

        We designed the RDX system to provide safe and effective treatment for the prevention of restenosis without many of the disadvantages inherent in alternative radiation delivery systems. Our proprietary RDX system is the only device in clinical trials that carries a radiation source on an inflatable balloon catheter. This patented technology allows the RDX system to deliver a therapeutic dose of radiation with approximately 80% less total radiation activity than competing systems. As a result, the RDX system is easier to use, does not require supplemental capital equipment and is readily disposable. In addition, we believe that the RDX system is suitable to treat arteries that are significantly larger and smaller than can be treated with alternative radiation delivery systems. This flexibility will allow the RDX system to treat a larger number of patients.

        We designed the RDX system to treat restenosis in both coronary and peripheral arteries that previously were treated with balloon angioplasty and/or stents. In 1999, physicians performed approximately 1.2 million coronary artery balloon angioplasty procedures worldwide. In addition, physicians perform approximately 300,000 procedures in the United States each year to treat peripheral vascular disease. More than 40% of all patients that undergo balloon angioplasty develop restenosis which warrants a repeat intervention. The total medical cost of all repeat revascularization procedures prompted by restenosis exceeds $3 billion annually in the United States.

        We are conducting clinical trials of the RDX system in Europe and the United States to obtain regulatory approval to market the RDX system. As of November 30, 2000, we have used the system in approximately 165 patients in these trials. In Europe, we have completed the required enrollment for our Conformite Europeene, or CE, Mark approval, and filed an application for CE Mark approval on August 30, 2000. The CE Mark is a European symbol of conformance to strict product manufacturing and quality system standards. Following CE Mark approval, we expect to begin marketing the RDX system in Europe and a number of other overseas regions during the first half of 2001.

        In the United States, we are conducting clinical trials to evaluate the safety and efficacy of the RDX system in preventing restenosis in arteries that previously were treated with stents. We began the U.S. study in February 2000. In August 2000, we submitted technical documentation and data from both our U.S. and European clinical studies to the Food and Drug Administration, or FDA, and requested approval to begin the final phase of the U.S. clinical trial. In November 2000, the six month clinical and angiographic follow-ups were completed for the feasibility stage of the U.S. study. Notably, although the results for the pivotal trial could be materially different, the re-intervention rate for the feasibility state of the study was approximately 4% for these in-stent restenosis patients.

        In August 2000, we submitted a supplement to our U.S. Investigational Device Exemption, or IDE, to initiate a clinical trial for the use of the RDX system to prevent restenosis in patients who have undergone coronary artery bypass graft, or CABG, surgery and have experienced a blockage in one or more of the bypass grafts. We believe that we are the first to file for an IDE to treat these patients. In addition, within the next year we plan to conduct clinical trials to investigate the safety and efficacy of the RDX system in treating restenosis in small coronary arteries. We also plan to seek marketing approval for the RDX system to treat peripheral arteries.

        In July 2000, the U.S. Patent and Trademark Office notified us that we will receive a patent for combining a stent on the same catheter that delivers radiation to the coronary or peripheral vasculature. This technology could allow us to design a catheter both to implant a stent into the blood vessel to open a blockage and then to deliver radiation to prevent restenosis with the same device. This patent also will include claims to the method of using the RDX system to perform a conventional angioplasty procedure and then to deliver radiation to the treated blood vessel site. This would allow us to reduce the number of devices required for treatment and therefore potentially reduces the cost of the procedure. We intend to initiate a program to develop the RDX system for this application.

        In addition to the RDX system, we designed and continue to manufacture and market coronary stents, coronary stent delivery systems and balloon dilatation catheters for coronary applications. We licensed our proprietary Focus balloon technology to Guidant Corporation for use in Guidant's stent delivery systems. Royalties from this license, as well as sales of our own interventional coronary products, are the primary source of our current revenues.

                               WHERE TO CONTACT US

        Our executive offices are located at 13700 Alton Parkway, Suite 160, Irvine, California 92618. Our telephone number is (949) 457-9546. Our web site is located at www.radiance.net. Information contained on our web site does not constitute part of this prospectus.

                                  RISK FACTORS

        You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus, before purchasing shares of our common stock. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock. This investment involves a high degree of risk.

        RISKS RELATED TO OUR BUSINESS

        WE EXPECT TO INCUR LOSSES FOR THE FORESEEABLE FUTURE AND MAY NEVER ACHIEVE PROFITABILITY.

        From our formation in 1992 to September 30, 2000, we have incurred a cumulative net loss of approximately $44.9 million. We incurred a net loss of $4.5 million for the nine month period ended September 30, 2000 and incurred a net loss of $10.8 million for the year ended December 31, 1999. We expect to continue to incur losses through at least 2001, and it is possible that we may never achieve profitability. Even if we eventually generate revenues from sales and achieve profitability, we nevertheless expect to incur significant operating losses over the next several years as we continue our research and development activities, and our expenditures related to clinical testing and product development. Our ability to become profitable will depend on:

        - the time and expense necessary to research and develop the RDX system;

        - whether and how quickly we obtain regulatory approvals for the RDX system; and

        -  our success in bringing the RDX system to market.

        WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO OBTAIN REGULATORY APPROVALS FOR THE RDX SYSTEM.

        We need to conduct additional human clinical trials for the RDX system. The RDX system is the only product we have under development and has not been approved for marketing by the Food and Drug Administration, or FDA, the Nuclear Regulatory Commission, or NRC, or by any government entity outside of the United States. We will require substantial additional funds to develop the product, conduct clinical trials and gain regulatory approvals for the RDX system. Prior to granting approval, the FDA or foreign regulatory bodies may require more information or clarification of information provided in our regulatory submissions, or more clinical studies, which could require significant additional expenditures. If granted, the FDA or other foreign regulatory body approval may impose limitations on the uses for which or how we may market the RDX system. Should we experience delays or be unable to obtain regulatory approvals, we may never generate significant revenues, and our business prospects will be substantially impaired.

        OUR OPERATIONS ARE CAPITAL INTENSIVE, AND WE MAY NEED TO RAISE ADDITIONAL FUNDS IN THE FUTURE TO FUND OUR OPERATIONS.

        Our activities are capital intensive. We currently are spending cash at a rate of approximately $1.0 million per month, and based on our current plans, we expect this rate of spending to continue for at least the next 12 to 18 months. Although we believe that our cash and anticipated revenues from operations will be sufficient to meet our planned capital requirements at least through the first quarter of 2002, we may require additional capital during that time or thereafter. Our cash requirements in the future may be significantly different from our current estimates and depend on many factors, including:

        - the progress of our research and development programs for the RDX system;

        -  the scope and results of our clinical trials;

        - the time and costs involved in obtaining regulatory approvals for the RDX system;

        - the costs involved in obtaining and enforcing patents or any litigation by third parties regarding intellectual property;

        -  the establishment of sales and marketing capabilities; and

        - our success in entering into collaborative relationships with other parties.

        To finance these activities, we may seek funds through additional rounds of financing, including private or public equity or debt offerings and collaborative arrangements with corporate partners. We may be unable to raise funds on favorable terms, or not at all. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. If we issue debt securities, these securities could have rights superior to holders of our common stock, and could contain covenants that will restrict our operations. We might have to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to our technologies, product candidates or products that we otherwise would not relinquish. If adequate funds are not available, we might have to delay, scale back or eliminate one or more of our development programs, which would impair our future prospects.

        EVEN IF WE RECEIVE NECESSARY REGULATORY APPROVAL, WE MAY NOT BE ABLE TO COMMERCIALIZE THE RDX SYSTEM SUCCESSFULLY.

        The RDX system and related products that we intend to develop are in the early stages of development and require significant research, development and testing. Our development of these products is subject to the risks of failure commonly experienced in the development of new products based on innovative or novel technologies. Any or all of these proposed technologies and products may prove to be ineffective, unsafe or uneconomical to manufacture commercially. Even if our products are safe and effective, we cannot guarantee that we will be able to manufacture or market them successfully, either on our own or through third parties, or that we will manage the expansion of our operations successfully.

        IF WE RECEIVE REGULATORY APPROVAL FOR OUR PRODUCTS, WE WILL NEED TO GROW RAPIDLY. RAPID GROWTH MAY STRAIN THE CAPABILITIES OF OUR MANAGERS, OPERATIONS AND FACILITIES AND, CONSEQUENTLY, COULD HARM OUR BUSINESS.

        If we obtain the required regulatory approvals for the RDX system, commercial-scale production will require us to expand our operations. Rapid growth may strain our managerial and other organizational resources. Our ability to manage our growth will depend on the ability of our officers and key employees to:

        - operate or contract with production facilities that can handle the radiation sources required for the manufacture of the RDX system;

        - manage the simultaneous manufacture of different products efficiently and integrate the manufacture of new products with existing product lines;

        - address difficulties in scaling up production of new products, including problems involving production yields, quality control and assurance, component supply and shortages of qualified personnel; and

        - implement and improve our operational, management information and financial control systems.

        WE RELY ON A SINGLE VENDOR TO SUPPLY OUR RADIOACTIVE SOURCES AND PERFORM FINAL ASSEMBLY OF THE RDX SYSTEM, AND ANY DISRUPTION IN OUR SUPPLY COULD CURTAIL OUR OPERATIONS SEVERELY AND ADVERSELY AFFECT OUR PROFITABILITY.

        Although we manufacture components and sub-assemblies for the RDX system, we do not apply the beta radiation. We have contracted with a third party manufacturer in Germany, Bebig GmbH, to perform the final assembly and radioactive source manufacturing of the RDX system for use in Europe. Bebig has not produced any units for us under the manufacturing agreement, as we are in the process of setting up the Bebig radiation facility. We expect to complete the facility set-up during the first half of 2001. We expect to enter into a similar manufacturing supply relationship with a manufacturer in the United States. Currently, we rely on a small, U.S. based manufacturer to supply us with radioactive source balloons for use in research and clinical trials. Our reliance on a sole source supplier in the United States and Europe may reduce our leverage in negotiating the terms of manufacturing and supply agreements with these manufacturers and could, therefore, reduce our profitability. In addition, our reliance on sole source manufacturers exposes our operations and profitability to disruptions in supply caused by:

        -  failure of our suppliers to comply with regulatory requirements;

        -  any strike or work stoppage;

        -  disruptions in shipping;

        -  a natural disaster caused by fire, floods or earthquakes;

        - a supply shortage experienced by one of our sole source manufacturers; and

        - the fiscal health and manufacturing strength of our contract manufacturer.

        The occurrence of any of the above disruptions in supply or other unforeseen events that could cause a disruption in supply from our sole source contract manufacturers likely would cause us to lose sales and possibly market share and could halt or delay our clinical trials. Because of the short shelf-life of the RDX system, it is unlikely that we would have sufficient inventory to mitigate the adverse impact of any supply disruption. In addition, the risk of a supply disruption could occur because our suppliers fail to comply with extensive radiation safety regulations in the United States, Europe and other countries. The complexity of these regulations and the danger inherent in handling radioactive material increases the possibility of a supply disruption by one of our contract manufacturers. Because we do not have alternative suppliers and manufacturers, our sales and profitability would be harmed in the event of a disruption.

        THE SHORT SHELF-LIFE OF THE RDX SYSTEM WILL REQUIRE US TO DEVELOP AN EFFICIENT DISTRIBUTION SYSTEM AND INCREASES THE LIKELIHOOD OF PRODUCT WASTE, REDUCED MARGINS AND LOSSES.

        The beta radiation we use in the RDX system has a relatively short half-life. Therefore, we expect the RDX system to have a shelf-life of approximately 12 days, which will make it critical for us and for our contract manufacturers to ship the products as close to the date of use as possible before the radioactive isotope decays into stable, non-radioactive elements. To do this, we will need to develop an efficient distribution system with a high degree of coordination among us, a contract manufacturer, the distributor, the shipping carrier and the end user.

        If we fail to establish adequate shipping and logistic capabilities or manufacturing sources, we will be unable to commercialize the RDX system successfully. Moreover, even if we establish an efficient distribution system, any disruption or lack of coordination will result in product waste, which would reduce our margins and may make sales of the RDX system unprofitable.

        OUR INTERNATIONAL SALES EXPOSE OUR BUSINESS TO A VARIETY OF RISKS THAT COULD RESULT IN SIGNIFICANT FLUCTUATIONS IN OUR RESULTS OF OPERATIONS.

        We made approximately 83% of our total sales in 1999 to foreign purchasers, particularly in countries located in Europe and Asia, and we plan to increase the sale of our products to foreign purchasers in the future. As a result, a significant portion of our sales is and will continue to be subject to the risks of international business, including:

        -  fluctuations in foreign currencies;

        -  trade disputes;

        -  changes in regulatory requirements, tariffs and other barriers;

        - the possibility of quotas, duties, taxes or other changes or restrictions upon the importation or exportation of our products being implemented by the United States or these foreign countries;

        -  timing and availability of import/export licenses;

        -  political and economic instability;

        -  difficulties collecting accounts receivable;

        -  difficulties complying with laws;

        - increased tax exposure if our revenues in foreign countries are subject to taxation by more than one jurisdiction;

        - accepting customer purchase orders governed by foreign laws, which may differ significantly from U.S. laws and limit our ability to enforce our rights under such agreements and to collect damages, if awarded; and

        - the general economies of these countries in which we transact business.

        THE USE OF RADIOACTIVE MATERIAL IN OUR PRODUCT MAY INCREASE OUR RISK IN THE EVENT OF PRODUCT LIABILITY CLAIMS OR ACCIDENTAL EXPOSURE.

        Our third party manufacturers must comply with extensive radiation safety regulations in the United States, Europe and other countries that govern the import/export, manufacture, distribution, use and disposal of radioactive materials. For example:

        - Bebig and any other manufacturer, supplier and distributor must obtain licenses from United States and international nuclear regulators, as applicable, such as the U.S. NRC, to distribute radiation sources commercially;

        - Bebig or any other manufacturer, supplier and distributor must comply with U.S. or international nuclear regulations, U.S. Department of Transportation and International Air Transport Association regulations, as applicable, governing the labeling and packaging requirements for shipment of radiation sources to hospitals or to the other users of the RDX system; and

        - hospitals may need to obtain or expand their licenses to use and handle beta radiation prior to using the RDX system.

        Violations of these regulations and laws by us, our suppliers or our distributors, or any malfunctions of our system or errors by hospitals and physicians in administering treatment, could result in accidental contamination or injury, as well as unexpected remedial costs and penalties. Any such violation or incident could adversely impact the market for our system or lead to suspension of our trials or cessation of sales of the RDX system. Regulatory enforcement action such as civil penalties or license suspension or revocation likewise could lead to suspension of our clinical trials or cessation of sales. Even if our clinical trials or product sales are not affected, we may need to spend substantial funds to litigate and defend ourselves from any claims or pay any settlements. In addition, because the RDX system is a new treatment, any similar regulatory violations or incidents involving our competitors could reduce the likelihood of regulatory approval for the RDX system or could delay or erode acceptance of the RDX system by physicians and patients.

        In the event of an accidental release of radioactive material into a patient, we may face significant liability to the patient, to medical personnel exposed to the release and to other third parties affected by the exposure. In the event of such a release, our liability would be difficult to estimate, as it would depend on such factors as the nature and extent of the exposure to the radiation and the probable long-term effects of such an exposure.

        A SIGNIFICANT PERCENTAGE OF OUR REVENUES COME FROM OUR FOCUS TECHNOLOGY LICENSE AGREEMENT WITH GUIDANT.

        Our current and future revenues partially depend on the number of stent delivery systems that incorporate our Focus technology that are sold by Guidant Corporation. Approximately 70% of our total revenues in the first nine months of 2000 were payments pursuant to a license agreement with Guidant. This agreement grants Guidant the right to manufacture and distribute stent delivery products using our Focus technology, including exclusive rights within the United States. Under the agreement, we receive royalty payments based upon the sale of products using the Focus technology. We expect that our revenues from the Guidant license agreement will decline over the next few years as technological changes in the stent market make our Focus stent technology obsolete. Our revenues may decline precipitously, and our business may be harmed, if Guidant:

        -  terminates the license agreement;

        - is unable to sell stent delivery systems that incorporate our Focus technology; or

        - does not incorporate our Focus technology into future generations of its stent delivery systems.

        WE WILL NEED TO DEVOTE SIGNIFICANT RESOURCES TO MARKET OUR PRODUCTS AND TECHNOLOGY TO PHYSICIANS IN ORDER TO ACHIEVE MARKET ACCEPTANCE. IF WE FAIL TO ACHIEVE MARKET ACCEPTANCE, OUR BUSINESS WILL SUFFER.

        Although the FDA has recently approved a Johnson & Johnson gamma radiation device and a Novoste beta radiation device, we cannot predict the clinical acceptance by physicians of the RDX system or other products integrating radiation versus more conventional, minimally invasive treatments. We also cannot predict how the short shelf-life of our products will affect clinical acceptance by physicians. Other companies may have superior resources to market similar products or technologies or have superior technologies and products to market. Therefore, even if our products gain regulatory approval, we will need to spend significant resources prior to achieving market acceptance. Any failure of our products to achieve commercial acceptance, or any inability on our part to devote the requisite resources necessary to market our products, will harm our business.

        WE MAY RELY ON THIRD-PARTY DISTRIBUTORS TO SELL AND MARKET THE RDX SYSTEM. THEY MAY DO SO INEFFECTIVELY.

        We may depend on medical device distributors and certain strategic relationships, some of which may be with our competitors, to distribute the RDX system. Significant consolidation among medical device suppliers has made it increasingly difficult for smaller suppliers like us to distribute products effectively without a relationship with one or more of the major suppliers. Consequently, we may enter into agreements with third parties to distribute the RDX system. If we enter into such relationships, we will depend directly on their efforts to market the RDX system, yet we will be unable to control their efforts completely. If our distributors fail to market and sell the RDX system effectively, our operating results and business may suffer substantially, or we may have to make significant additional expenditures to market the RDX system effectively.

        THE RDX SYSTEM RELIES UPON OUR NON-EXCLUSIVE SUB-LICENSE OF THE HEHRLEIN PATENTS FROM BEBIG. IF BEBIG TERMINATES THE SUB-LICENSE, WE MAY BE FORCED TO RE-CONFIGURE OUR EXISTING BASE TECHNOLOGY AND SEEK NEW REGULATORY APPROVALS.

        We own one United States patent and own several pending patent applications relating to the proprietary devices comprising the RDX system. We also have obtained a non-exclusive license from Bebig to utilize technology covered by the Hehrlein patents concerning the uniform application of radiation to a balloon. The license with Bebig terminates in July 2002, although either party may renew the sub-license through the date that the Hehrlein patents expire. Furthermore, either party may terminate the sub-license for material breach. In the event that Bebig terminates the sub-license, we may be forced to re-design the RDX system to allow for the application of radiation to the balloon catheter in a manner that is still effective in treating restenosis, and also may need to seek new regulatory approvals.

        THE MARKET FOR OUR PRODUCTS IS HIGHLY COMPETITIVE, AND COMPETING MEDICAL DEVICE TECHNOLOGIES MAY PROVE MORE EFFECTIVE IN TREATING THESE CONDITIONS THAN OUR PRODUCT CANDIDATES.

        Competition in the market for devices used in the treatment of cardiovascular and peripheral vascular disease is intense, and we expect it to increase. The RDX system and other potential products will compete with treatment methods that are well established in the medical community, as well as treatments based on new technologies. We face competition from manufacturers of other catheter-based atherectomy devices, vascular stents and pharmaceutical products intended to treat vascular disease.

        In the next few years, we expect to face competition from treatments based on new technologies that Novoste Corporation, Johnson & Johnson, Guidant and others are developing. The most significant treatments that pose a competitive challenge to us include:

        - Novoste's beta radiation seed-based system, which is available in Europe, for which a pre-market approval application was submitted to the FDA in April 2000, and which received marketing approval from the FDA in November 2000;

        - Johnson & Johnson's gamma radiation wire-based system, which is available in Europe and for which a pre-market approval application was submitted to the FDA in June 1999 and which received marketing approval from the FDA in November 2000;

        - Guidant's beta radiation wire-based system, which is available in Europe and is in the pivotal clinical trial stage in the United States;

        -  drugs and drug-coated stents;

        -  other radioactive wire-based systems; and

        - other technologies in various phases of development, including gene therapy, x-ray and ultrasound.

        Any of these treatments could prove to be more effective or may achieve greater market acceptance than the RDX system. Even if these treatments are not as effective as the RDX system, many of the companies pursuing these treatments and technologies have:

        -  significantly greater financial, management and other resources;

        -  more extensive research and development capability;

        -  established market positions; and

        -  larger sales and marketing organizations.

        In addition, we believe that many of the purchasers and potential purchasers of our competitors' products prefer to purchase catheter and stent products from a single source. Accordingly, many of our competitors, because of their size and range of product offerings, will have an advantage over us.

        OUR FUTURE OPERATING RESULTS ARE DIFFICULT TO PREDICT AND MAY VARY SIGNIFICANTLY FROM QUARTER TO QUARTER. THIS FLUCTUATION MAY NEGATIVELY IMPACT OUR STOCK PRICE IN THE FUTURE.

        Because the RDX system is still in the research and development phase, we cannot predict when, if ever, we will have revenues based on the sales of the RDX system. Also, our current revenues are attributable primarily to a license agreement with Guidant, which limits our ability to predict future revenues. Moreover, we expect revenues pursuant to the license agreement with Guidant to diminish in the future as technology changes. In addition to the foregoing factors, our quarterly revenues and results of operations have fluctuated in the past and may fluctuate in the future due to:

        -  the conduct of clinical trials;

        -  the timing of regulatory approvals;

        - the relatively short shelf-life of the RDX system that will require us to ship the product as close as possible to its expected date of use, and the consequent lack of a significant order backlog will make it difficult to forecast future revenues and operating results;

        - reductions in the size, delays in the timing or cancellation of significant customer orders;

        - fluctuations in our expenses associated with expanding our operations;

        - new product introductions both in the United States and internationally;

        - the mix between pilot production of new products and full-scale manufacturing of existing products;

        -  changes in the proportion between domestic and export sales;

        -  variations in foreign exchange rates; and

        -  changes in third-party payors' reimbursement policies.

        Therefore, we believe that period to period comparison of our operating results may not necessarily be reliable indicators of our future performance. It is likely that in some future period our operating results will not meet your expectations or those of public market analysts.

        Any unanticipated change in revenues or operating results is likely to cause our stock price to fluctuate since such changes reflect new information available to investors and analysts. New information may cause investors and analysts to revalue our stock, which could cause you to lose some or all of the value of your investment.

        LITIGATION WITH ENDOSONICS CORPORATION MAY ADVERSELY AFFECT OUR REVENUES AND DEPRESS OUR STOCK PRICE.

        We are involved in litigation with EndoSonics Corporation over the interpretation of a license we granted to EndoSonics. EndoSonics is seeking a declaratory judgement that the EndoSonics agreement entitles EndoSonics to place a stent on the licensed catheters when used in a procedure with an ultrasound transducer. We believe that EndoSonics is authorized only to use the Focus technology with the EndoSonics ultrasound transducer and not also with a stent. If we are not successful in this lawsuit, EndoSonics may choose to market and sell stents that use the technology we licensed to Guidant. If this happens, Guidant may claim damages attributable to any sales of those stents in the United States or may choose to renegotiate the terms of its license with us. Because 70% of our total revenues in the first nine months of 2000 were fees from Guidant pursuant to the license agreement, any re-negotiation or termination of the license agreement could materially and adversely affect our revenues. Even if we are successful in the EndoSonics litigation, the ongoing costs associated with the litigation could have a material adverse effect on our financial condition.

        IF WE DO NOT ATTRACT AND RETAIN SKILLED PERSONNEL, WE WILL NOT BE ABLE TO EXPAND OUR BUSINESS.

        We require skilled personnel to develop, manufacture and sell the RDX system. Our business and future operating results also depend in significant part on our ability to continue to hire, train, retain and motivate additional skilled personnel, particularly regulatory, clinical, manufacturing, technical, marketing, sales and support personnel. Competition for skilled personnel is intense, and we may not succeed in attracting or retaining such personnel. Our inability to attract and retain skilled employees as needed could materially and adversely affect our business, financial condition and results of operations.

        RISKS RELATED TO OUR INDUSTRY

        OUR PRODUCTS AND MANUFACTURING ACTIVITIES ARE SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION THAT COULD MAKE IT MORE EXPENSIVE AND TIME CONSUMING FOR US TO INTRODUCE NEW AND IMPROVED PRODUCTS.

        Our products must comply with regulatory requirements imposed by the FDA and similar agencies in foreign countries. These requirements involve lengthy and detailed laboratory and clinical testing procedures, sampling activities, an extensive FDA review process and other costly and time-consuming procedures. It often takes companies several years to satisfy these requirements, depending on the complexity and novelty of the product. We also are subject to numerous additional licensing and regulatory requirements relating to safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. Some of the most important requirements we face include:

        -  FDA pre-market approval process;

        -  U.S., individual state and foreign nuclear requirements;

        -  California Department of Health Services' requirements;

        -  ISO 9001/EN46001 certification;

        - U.S. Department of Transportation and International Air Transport Association requirements; and

        -  European Union's CE Mark requirements.

        Government regulation may impede our ability to conduct clinical trials and to manufacture the RDX system and other prospective products. Government regulation also could delay our marketing of new products for a considerable period of time and impose costly procedures on our activities. The FDA and other regulatory agencies may not approve any of our products on a timely basis, if at all. Any delay in obtaining, or failure to obtain, such approvals could impede our marketing of any proposed products and reduce our product revenues.

        Further, regulations may change, and any additional regulation could limit or restrict our ability to use any of our technologies, which could harm our business. We also could be subject to new federal, state or local regulations that could affect our research and development programs and harm our business in unforeseen ways. If this happens, we may have to incur significant costs to comply with such laws and regulations.

        WE CANNOT PREDICT THE EXTENT TO WHICH THIRD-PARTY PAYORS MAY PROVIDE REIMBURSEMENT FOR THE USE OF OUR PRODUCTS.

        Our success in marketing products based on novel or innovative technology, such as the RDX system, depends in large part on whether domestic and international government health administrative authorities, private health insurers and other organizations will reimburse customers for the cost of our product. Reimbursement systems in international markets vary significantly by country and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. Further, many international markets have government managed healthcare systems that control reimbursement for new devices and procedures. In most markets there are private insurance systems as well as government managed systems. We cannot assure you that sufficient reimbursement will be available for the RDX system, in either the United States or internationally, to establish and maintain price levels sufficient to realize an appropriate return on the development of our new products.

        If government and third party payors do not provide adequate coverage and reimbursement for our new products, it will be very difficult for us to market our products to doctors and hospitals, and we may not achieve commercial success.

        WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY FROM INFRINGEMENT. A FAILURE TO PROTECT OUR TECHNOLOGY MAY AFFECT OUR BUSINESS NEGATIVELY.

        The market for medical devices is subject to frequent litigation regarding patent and other intellectual property rights. It is possible that our patents or licenses may not withstand challenges made by others or protect our rights adequately.

        Our success depends in large part on our ability to secure effective patent protection for our products and processes in the United States and internationally. We have filed and intend to continue to file patent applications for various aspects of our technology. However, we face the risks that:

        - we may fail to secure necessary patents prior to or after obtaining regulatory clearances, thereby permitting competitors to market competing products; and

        - our already-granted patents may be reexamined, reissued or invalidated.

        We also own trade secrets and confidential information that we try to protect by entering into confidentiality agreements with other parties. We cannot be certain that any of the confidentiality agreements will be honored or, if breached, that we would have enough remedies to protect our confidential information. Further, our competitors may independently learn our trade secrets or develop similar or superior technologies. To the extent that our consultants, key employees or others apply technological information to our projects that they develop independently or others develop, disputes may arise regarding the ownership of proprietary rights to such information and there is no guarantee that such disputes will be resolved in our favor. If we are unable to protect our intellectual property adequately, our business and commercial prospects likely will suffer.

        IF OUR CURRENT PRODUCTS INFRINGE UPON THE INTELLECTUAL PROPERTY OF OUR COMPETITORS, OUR SALE OF THESE PRODUCTS MAY BE CHALLENGED AND WE MAY HAVE TO DEFEND COSTLY AND TIME-CONSUMING INFRINGEMENT CLAIMS.

        We may need to engage in expensive and prolonged litigation to assert any of our rights or to determine the scope and validity of rights claimed by other parties. With no certainty as to the outcome, litigation could be too expensive for us to pursue. Our failure to pursue litigation could result in the loss of our rights that could hurt our business substantially. In addition, the laws of some foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States, if at all.

        Our failure to obtain rights to intellectual property of third parties or the potential for intellectual property litigation could force us to do one or more of the following:

        - stop selling, making or using our products that use the disputed intellectual property;

        - obtain a license from the intellectual property owner to continue selling, making or using our products, which license may not be available on reasonable terms, or at all;

        -  redesign our products or services; and

        -  subject us to significant liabilities to third parties.

        If any of the foregoing occurs, we may be unable to manufacture and sell our products and may suffer severe financial harm. Whether or not an intellectual property claim is valid, the cost of responding to it, in terms of legal fees and expenses and the diversion of management resources, could harm our business.

        WE MAY FACE PRODUCT LIABILITY THAT COULD RESULT IN COSTLY LITIGATION AND SIGNIFICANT LIABILITIES.

        Clinical testing, manufacturing and marketing of our products may expose us to product liability claims. Although we never have been subject to a product liability claim, we cannot assure you that there will not be any claims brought against us in the future. Even then, the coverage limits of our insurance policies may not be adequate and one or more successful claims brought against us may have a material adverse effect on our business, financial condition and results of operations. Additionally, adverse product liability actions could negatively affect the reputation and sales of our products and our ability to obtain and maintain regulatory approval for our products.

        THE PRICE OF OUR STOCK MAY FLUCTUATE UNPREDICTABLY IN RESPONSE TO FACTORS UNRELATED TO OUR OPERATING PERFORMANCE.

        The stock market from time to time experiences significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may cause the market price of our common stock to drop. In particular, the market price of securities of small medical device companies, like ours, has been very unpredictable and may vary in response to:

        - announcements by us or our competitors concerning technological innovations;

        -  introductions of new products;

        -  FDA and foreign regulatory actions;

        -  developments or disputes relating to patents or proprietary rights;

        - public concern over the safety of radiation-based therapeutic products;

        - failure of our results of operations to meet the expectations of stock market analysts and investors;

        - changes in stock market analyst recommendations regarding our common stock;

        - changes in healthcare policy in the United States or other countries; and

        -  general stock market conditions.

        RISKS RELATED TO THIS OFFERING

        SOME PROVISIONS OF OUR CHARTER DOCUMENTS MAY MAKE TAKEOVER ATTEMPTS DIFFICULT, WHICH COULD DEPRESS THE PRICE OF OUR STOCK AND INHIBIT YOUR ABILITY TO RECEIVE A PREMIUM PRICE FOR YOUR SHARES.

        Provisions of our amended and restated certificate of incorporation could make it more difficult for a third party to acquire control of our business, even if such change in control would be beneficial to our stockholders. Our amended and restated certificate of incorporation allows our board of directors to issue up to five million shares of preferred stock and to fix the rights and preferences of such shares without stockholder approval. Any such issuance could make it more difficult for a third party to acquire our business and may adversely affect the rights of our stockholders. In addition, our board of directors is divided into three classes for staggered terms of three years. These provisions may delay, deter or prevent a change in control of us, adversely affecting the market price of our common stock.

        SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET MAY DEPRESS OUR STOCK PRICE AND MAKE IT DIFFICULT FOR YOU TO RECOVER THE FULL VALUE OF YOUR INVESTMENT IN OUR SHARES.

        Most of our outstanding shares of common stock are freely tradable. The market price of our common stock could drop due to sales of a large number of shares or the perception that such sales could occur. These factors also could make it more difficult to raise funds through future offerings of common stock. We have approximately 13,049,000 shares of common stock outstanding. All of these shares, except for 1,529,288 shares and any shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act, will be freely tradable without restrictions under the Securities Act. After the lock-up agreements expire on January 1, 2001, approximately 1,192,096 shares may be sold without regard to compliance with Rule 144 and 337,192 shares will become eligible for sale in the public market subject to compliance with the volume limitations and other restrictions of Rule 144.

                           FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements largely on our current expectations and projections about future events and trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions including, among other things:

        -  research and development of our products;

        - development and management of our business and anticipated trends on our business;

        -  our ability to attract, retain and motivate qualified personnel;

        -  our ability to attract and retain customers;

        -  the market opportunity for our products and technology;

        - the nature of regulatory requirements that apply to us, our suppliers and competitors and our ability to obtain and maintain any required regulatory approvals;

        -  our future capital expenditures and needs;

        -  our ability to obtain financing on commercially reasonable terms;

        -  our ability to compete;

        -  general economic and business conditions; and

        - other risk factors set forth under "Risk Factors" in this prospectus.

        You can identify forward-looking statements generally by the use of forward-looking terminology such as "believes," "expects," "may," "will," "intends," "plans," "should," "could," "seeks," "pro forma," "anticipates," "estimates," "continues," or other variations thereof, including their use in the negative, or by discussions of strategies, opportunities, plans or intentions.

        Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, either as a result of new information, future events or otherwise after the date of this prospectus. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ in significant ways from any future results expressed or implied by the forward-looking statements.

                                 USE OF PROCEEDS

        All net proceeds from the sale of the common stock covered by this prospectus will go to the selling stockholder. We will not receive any proceeds from the sale of the common stock by the selling stockholder.

                               SELLING STOCKHOLDER

        In June 1999, in conjunction with an agreement to grant the selling stockholder, Cosmotec Co., Ltd., distribution rights to market our vascular radiation therapy products in Japan, we issued a $1.0 million face amount 5% convertible debenture to Cosmotec.

        The following table sets forth information regarding beneficial ownership of our common stock by the selling stockholder as of December 21, 2000. Upon the completion of the offering and assuming the sale by the selling stockholder of all of the shares of common stock available for resale under this prospectus, the selling stockholder will own less than 1% of our outstanding common stock.

                                     NUMBER OF                       SHARES OF COMMON STOCK
                                     SHARES OF       NUMBER OF         BENEFICIALLY OWNED
                                   COMMON STOCK      SHARES OF       FOLLOWING THE OFFERING
                                   OWNED BEFORE    COMMON STOCK      ----------------------
   NAME                              OFFERING     OFFERED HEREBY      NUMBER     % OF CLASS
-----------------                  ------------   --------------     --------    ----------
Cosmotec Co., Ltd.                   142,857          142,857           --           --

        The selling stockholder has not had any material relationship with us or any of our affiliates within the past three years other than as a result of the ownership of common stock or as a result of the negotiation and the execution of the Convertible Debenture Agreement and the related distribution rights concerning our vascular radiation products.

        On September 13, 2000 we issued Cosmotec 142,857 shares of our common stock pursuant to Cosmotec's conversion of the debenture. Pursuant to the convertible debenture, we agreed to file a registration statement with the SEC to permit the selling stockholder to resell its shares from time to time in the market or in privately-negotiated transactions. We will prepare and file such amendments to the registration statement, of which this prospectus forms a part, and such supplements to this prospectus as may be necessary in accordance with the rules and regulations of the Securities Act to keep it effective until September 17, 2001.

        We have agreed to pay the expenses relating to the preparation of the registration statement of which this prospectus forms a part.

                              PLAN OF DISTRIBUTION

        The selling stockholder has advised us that it may sell the shares of our common stock offered pursuant to this prospectus from time to time in transactions on the Nasdaq National Market, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. The selling stockholder may effect these transactions by selling the shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers of the shares for whom the broker-dealer may act as an agent or to whom they may sell the shares as a principal, or both. The compensation to a particular broker-dealer may exceed customary commissions.

        The selling stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with the sale of the shares offered hereby. Broker-dealers who act in connection with the sale of the shares may also be deemed to be underwriters. Profits on any resale of the shares as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

        Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholder (and, if they act as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing:

        -  the name of any such broker-dealers;

        -  the number of shares involved;

        -  the price at which such shares are to be sold;

        - the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

        - that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

        -  other facts material to the transaction.

        Under applicable rules and regulations under the Exchange Act of 1934, as amended, any person engaged in a distribution of the shares may not simultaneously engage in market making activities with respect to such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution, including stabilization activities in the common stock to effect covering transactions, to impose penalty bids or to effect passive market making bids. In addition and without limiting the foregoing, in connection with transactions in the shares, we and the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and, insofar as we and the selling stockholder are distribution participants, Regulation M and Rules 100, 101, 102, 103, 104 and 105 thereof. All of the foregoing may affect the marketability of the shares.

        The selling stockholder will pay all commissions and certain other expenses associated with the sale of the shares. We will not receive any proceeds from the selling stockholder's sale of the shares. The shares offered hereby are being registered pursuant to our contractual obligations, and we have paid the expenses of the preparation of this prospectus. We have also agreed to indemnify the selling stockholder with respect to the shares offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

                                  LEGAL MATTERS

        Stradling Yocca Carlson & Rauth, a professional corporation, Newport Beach, California will pass on the validity of the issuance of the shares of common stock for us. Current shareholders of Stradling Yocca Carlson & Rauth beneficially own an aggregate of 7,260 shares of our common stock.

                                     EXPERTS

        The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements and schedule of Radiance Medical Systems, Inc. at December 31, 1998 and for each of the two years in the period ended December 31, 1998, appearing in Radiance Medical Systems, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                     LIMITATION ON LIABILITY AND DISCLOSURE
                    OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

        Our bylaws provide for indemnification of our directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of Radiance Medical Systems, Inc. pursuant to our certificate of incorporation, as amended, our bylaws and the Delaware General Corporation Law, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                   HOW TO GET ADDITIONAL INFORMATION ABOUT US

        We are a public company. We file annual, quarterly and special reports, proxy statements and other information with the SEC. A copy of the registration statement and such reports, proxy statements and other information may be inspected without charge at the public reference room of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the registration statement may be obtained at the prescribed rates from the Public Reference Section of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549 and its public reference facilities in New York, New York and Chicago, Illinois, upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC's web address is http://www.sec.gov.

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supercede this information. We incorporate by reference the following documents we filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") until the selling shareholder sells all the shares:

               (i) Our Annual Report on Form 10-K for the year ended December 31, 1999, filed on April 14, 2000;

               (ii) Our definitive proxy statement on Schedule 14A, filed in connection with our 2000 Annual Meeting of Stockholders on April 28, 2000;

               (iii) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed on May 15, 2000;

               (iv) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed on August 11, 2000;

               (v) Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, filed on November 13, 2000; and

               (vi) The description of our common stock in our Registration Statement on Form S-2 (Registration No. 333-44450), as filed with the SEC on October 3, 2000.

        In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering shall be incorporated by reference into this prospectus.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                         Radiance Medical Systems, Inc.
                         13700 Alton Parkway, Suite 160
                            Irvine, California 92618
                              Attention: Secretary
                            Telephone: (949) 457-9546

        You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference. We have not authorized anyone else to provide you with different information. The selling stockholder will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.

        This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-_____). That registration statement and the exhibits filed along with the registration statement contain more information about the shares sold by the selling stockholder. Because information about contracts referred to in this prospectus is not always complete, you should read the full contracts which are filed as exhibits to the registration statement. You may read and copy the full registration statement and its exhibits at the SEC's public reference rooms or their web site.

===============================================================================








                         142,857 SHARES OF COMMON STOCK





                         RADIANCE MEDICAL SYSTEMS, INC.













                                   PROSPECTUS




                               DECEMBER 21, 2000













===============================================================================

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 14.  Other Expenses of Issuance and Distribution.

          Registration Fee..............................           $   205
          Accounting Fees and Expenses..................             7,000
          Legal Fees and Expenses.......................             7,500
          Printing Expenses.............................             1,500
                                                                   -------
                  Total.................................           $16,205
                                                                   =======
Item 15.  Indemnification of Directors and Officers.

        The Registrant's Amended & Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of such individual's fiduciary duties as a director except for liability (i) for any breach of such director's duty of loyalty to the corporation, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which a director derives an improper personal benefit.

        The Registrant's Bylaws provide that the Registrant will indemnify its directors and may indemnify its officers, employees and other agents to the full extent permitted by law. The Registrant believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of an indemnified party and permits the Registrant to advance expenses incurred by an indemnified party in connection with the defense of any action or proceeding arising out of such party's status or service as a director, officer, employee or other agent of the Registrant upon an undertaking by such party to repay such advances if it is ultimately determined that such party is not entitled to indemnification.

        Furthermore, the Registrant maintains liability insurance upon its officers and directors.

        The Registrant has entered into separate indemnification agreements with each of its directors and officers. These agreements require the Registrant, among other things, to indemnify such director or officer against expenses (including attorneys' fees), judgments, fines and settlements (collectively, "Liabilities") paid by such individual in connection with any action, suit or proceeding arising out of such individual's status or service as a director or officer of the Registrant (other than Liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by the Registrant. The Registrant believes that its Amended & Restated Certificate of Incorporation and Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Item 16.  Exhibits.

        The following exhibits are filed as part of this Registration Statement:

        4          Form of 5% $1,000,000 Convertible Debenture issued by the
                   Company to Cosmotec Co., Ltd. on June 15, 2000 (incorporated by reference from the Company's report on Form 10-Q filed
                   with the Securities and Exchange Commission on August 13,
                   1999)
        5.1        Opinion of Stradling Yocca Carlson & Rauth, a Professional
                   Corporation
        23.1       Consent of PricewaterhouseCoopers LLP, Independent
                   Accountants
        23.2       Consent of Ernst & Young, LLP, Independent Auditors
        23.3       Consent of Stradling Yocca Carlson & Rauth, a Professional
                   Corporation (included in Exhibit 5.1)
        24         Power of Attorney (included on signature page)

Item 17.  Undertakings.

        (a)    The undersigned registrants hereby undertake:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where, interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or give, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Radiance Medical Systems, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 21st day of December, 2000.

                                             RADIANCE MEDICAL SYSTEMS, INC.


                                             By: /s/ MICHAEL R. HENSON
                                                 -------------------------------
                                                     Michael R. Henson
                                                     Chief Executive Officer

                                POWER OF ATTORNEY

        We, the undersigned directors and officers of Radiance Medical Systems, Inc., do hereby make, constitute and appoint Stephen R. Kroll and Michael R. Henson, and each of them acting individually, our true and lawful attorneys-in-fact and agents, with power to act without any other and with full power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

         Signature                                   Title                          Date
         ---------                                   -----                          ----
/s/ MICHAEL R. HENSON                        Chief Executive Officer          December 21, 2000
----------------------------------     (Principal Executive and Chairman)
    Michael R. Henson

/s/ STEPHEN R. KROLL                       Vice President, Finance and        December 21, 2000
----------------------------------               Administration,
    Stephen R. Kroll                  Chief Financial Officer and Secretary
                                             (Principal Financial and
                                               Accounting Officer)

/s/ FRANKLIN D. BROWN                                Director                 December 21, 2000
----------------------------------
    Franklin D. Brown

/s/ WILLIAM G. DAVIS                                 Director                 December 21, 2000
----------------------------------
    William G. Davis

/s/ GERARD VON HOFFMANN                              Director                 December 21, 2000
----------------------------------
    Gerard von Hoffmann

/s/ EDWARD M. LEONARD                                Director                 December 21, 2000
----------------------------------
    Edward M. Leonard


/s/ JEFFREY F. O'DONNELL                             Director                 December 21, 2000
----------------------------------
    Jeffrey F. O'Donnell

/s/ MAURICE BUCHBINDER, M.D.                         Director                 December 21, 2000
----------------------------------
    Maurice Buchbinder, M.D.


                                  EXHIBIT INDEX

        4 Form of $1,000,000 5% Convertible Debenture issued by the Company to Cosmotec Co., Ltd. on June 15, 2000 (incorporated by reference from the Company's report on Form 10-Q filed with the Securities and Exchange Commission on August 13,
                   1999)

        5.1        Opinion of Stradling Yocca Carlson & Rauth, a Professional
                   Corporation

        23.1       Consent of PricewaterhouseCoopers LLP, Independent
                   Accountants

        23.2       Consent of Ernst & Young, LLP, Independent Auditors

        23.3 Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in Exhibit 5.1)

        24         Power of Attorney (included on signature page)